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                                                              EXHIBIT NO. 99.1

PRESS RELEASE


     MAX INTERNET COMMUNICATIONS INC. AND MAXPOP.COM, INC. SIGN DEVELOPMENT AGREEMENT TO CREATE PROPRIETARY SOFTWARE PLATFORM FOR NARROWBAND VIDEO
                                   STREAMING

THE SOFTWARE WILL UTILIZE THE MAX INTERNET MEDIA PROCESSOR(TM) TO STREAM HIGH
                  QUALITY DIGITAL CONTENT AT MINIMAL BANDWIDTH

Dallas, TX /PRNewswire/ - March 30, 2001 - MAX Internet Communications (OTC:MXIP), a provider of solutions for accelerated video communications over the Internet, and maxpop.com, a privately held Digital Media Services company, today announced the signing of a joint development agreement to create a proprietary software platform for video streaming and broadcasting that will benefit from the media processing acceleration offered by the MAX i.c.Live Internet Media Processor(TM). The objective from this initiative will be to optimize the performance of maxpop.com's video processing platform, which is being accepted and utilized by web developers, service providers, and content creators.

According to the terms of the agreement, maxpop.com will pay MAX an aggregate fee of $450,000 over 12 months to fund the development and maintenance aspect of the contract. In addition, MAX will grant to maxpop certain exclusive rights, including certain non-competition covenants, to MAX's technology that allow maxpop to market, sell and use the developed technology in the broadcast industry. The technology from this agreement will be owned by maxpop, from which MAX will receive a guaranteed royalty of the gross profits derived from the use of the technology. Exclusivity is maintained through the royalty payments including certain minimum payment requirements during the first three years following the completion of the developed technology. The contract also provides certain rights to increased compensation in the event that maxpop is acquired.

As an additional development opportunity, the parties are in discussions with regard to developing an NT platform which maxpop will underwrite a significant portion at cost. Future development work beyond the scope of this agreement will be provided for under a standard professional services agreement.

According to the terms of the agreement, MAX developers will create the software platform which will be designed to handle transportation, synchronization, and coding of video content for Internet applications. The improved compression ratios will reduce the file size while maintaining video quality delivered to dial-up users and across wireless networks. The compression efficiency derived from the software development will address much more than low bit-rate video streaming. According to Ron Thompson, CMO of maxpop "The proprietary software will also facilitate the growing overlap of previous separate worlds for wireless, telecommunications, Internet, and traditional broadcast networks. Internet dial up users, wireless phones, and PDAs will be capable of receiving video content based on our newly optimized platform and streaming infrastructure.



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The software integrated into maxpop's processing platform could do for video over the Internet what MP3 did for music."

maxpop.com's processing platform allows content providers and broadcasters to encode once, and deliver everywhere. This development initiative is possible due to the MAX Internet Media Processor and the company's highly skilled engineers. Robert F. Kuhnemund, Chairman of MAX Internet Communications commented, "Our team of engineers will design a software platform to improve image quality at lower bandwidth utilization, and additionally, include embedded security features to provide easy convergence with maxpop's Internet client market. To date, the anticipated synergies between video content and access in narrowband have not been realized. This proprietary streaming solution solves the long-standing problems of bandwidth and inferior web broadcasting due to poor picture quality." Mr. Kuhnemund concluded by saying, "This agreement is representative of the new management's initiative toward a licensing and development directive, and we are very pleased to have maxpop as one of our development partners."

ABOUT MAXPOP.COM

maxpop.com, Inc. is a privately held Digital Media Services company based in Deep Ellum, Dallas, Texas. The state-of-art POP (Point-of-Presence) is a complete Internet-based broadcast quality studio equipped with a proprietary video processing platform and distribution network engineered for the exchange of digital media over radio, Internet and broadcast networks. maxpop.com develops and applies technology improvements that assures the companies leadership in future enhancements to encoding, compressing and streaming video. Strong partnerships with global carriers, silicon and device manufactures, web developers and content providers, together with maxpop's video processing platform, enables maxpop to provide optimized standard-based solutions for all the necessary parts of the content creation, encoding, compressing, and distribution chain over Broadcast, Internet, and Wireless networks.

For more information about the company, visit the web site at www.maxpop.com or contact the company at:
Michael Mendyk
Chief Executive Officer
maxpop.com
214-752-5095

ABOUT MAX INTERNET COMMUNICATIONS:

MAX Internet Communications develops and sells software-based media processors for enhanced video communications over the Internet. The exclusive MAX Internet Media Processor is a 792-bit core parallel processor with 72-bit VLIW instruction code, which serves as a platform for accelerating Internet audio and video communications on desktop PC's, digital set-top boxes, and eventually portable devices. The MAX technology enables the highest quality one-way and two-way video communication at the lowest bandwidth. Through customized development and strategic partnerships, MAX leverages its hardware and software solutions to be an integral component in the complete communication solution for key target markets.

For more information about the company, visit the web site at www.maxic.com or contact the company at 214-691-0055.